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                                                                     EXHIBIT 8.1

                            SNOW BECKER KRAUSS, P.C.
                                605 Third Avenue
                              New York, N.Y. 10158




                                             April 3, 2003

Hunapu Inc.
1700 West Horizon Ridge Parkway, Suite 202
Henderson, NV 89012

         Re:      Hunapu Inc. - Federal Tax Opinion Exhibit 8.1
                  Registration Statement on Form SB-2 (File No. 333-45774)

Ladies and Gentlemen:

         This is an opinion which you have requested as to the federal income tax consequences set forth in the section entitled "The Merger Agreement-- Federal Income Tax Consequences" of the prospectus ("Prospectus") which is set forth in the Form SB-2 Registration Statement for Hunapu Inc. (the "Company") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company proposes to issue and exchange up to 14,677,400 shares of its common stock to the stockholders of InforMedix Acquisition Corp. in exchange for their shares of InforMedix common stock; the issuance of 225,000 shares of common stock to the holders of currently outstanding convertible notes of InforMedix in connection with the automatic conversion of such notes exclusive of accrued interest on such notes; and the insurance of warrants to purchase up to a maximum of 1,080,000 shares of common stock to the holders of currently outstanding warrants to purchase InforMedix common stock.

         The opinions expressed in this letter are based solely upon current law, including the Internal Revenue Code of 1986, as amended, (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time.

Based upon all of the foregoing, we are of the following opinion:

         The merger, as contemplated herein will constitute a tax free reorganization pursuant to Section 368(a)(l)(A) of the Code. Based upon the foregoing, it is counsel's opinion that: Hunapu stockholders, as well as the stockholders of InforMedix Acquisition Corp., who are subject to United States income tax will not recognize gain or loss upon the closing of the merger, except to the extent that any such stockholder receives consideration other than stock as a result of dissenters' rights. The merger is also not intended to result in the recognition of gain or loss to either Hunapu, InforMedix Acquisition Corp, or InforMedix, Inc in the respective jurisdictions where Hunapu and they are subject to taxation.


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No opinion is expressed with respect to Federal or state securities laws, state and local taxes, and Federal income tax issues other than those discussed herein, or any other Federal or state laws, not discussed herein.

                                             Very truly yours,


                                             /s/ Snow Becker Krauss P.C.
                                             -----------------------------------
                                             SNOW BECKER KRAUSS P.C.














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